EXHIBIT 99.01

SMITH & WESSON HOLDING CORPORATION RETIRES $15 MILLION SHORT-TERM DEBT
- Company Receives New $5 Million Equity Investment -

Scottsdale, Ariz., April 1, 2002 – PRNewsire – FirstCall/ — Smith & Wesson Holding Corporation (OTCBB: SMWS), today announced it has executed a $15 million loan agreement with BankNorth. The 12-year note carries an interest rate of 5.85 percent and is interest only for two years and straight amortization over the remaining 10 years.

Smith & Wesson Holding Corporation has retired $15 million in short-term debt related to its acquisition of Smith & Wesson Corp. last year, with the funds. The company retired a short-term $10 million note owed to Tomkins PLC and a $5 million note to Colton Melby, a member of the board of directors.

Mr. Melby has chosen to reinvest the entire $5 million into equity. Mr. Melby has exercised his warrants for approximately $2.8 million and has reinvested the remaining $2.2 million through a private investment in common stock of the company.

“This transaction allows us to fulfill the balance of our short-term purchase requirement to Tomkins PLC by retiring the short-term note ahead of schedule and replacing it with a long-term note at a favorable interest rate, while adding $5 million in shareholder equity,” said Mitchell Saltz, chairman of Smith & Wesson Holding Corp. “We greatly appreciate Mr. Melby’s continued belief in Smith & Wesson and his strong commitment of support for our ongoing efforts and future plans.”

About Smith & Wesson Holding Corporation
Smith & Wesson Holding Corporation is the parent company of Smith & Wesson Corp., one of the world’s leading producers of quality handguns, law enforcement products and firearm safety and security products. Law enforcement personnel, military personnel, target shooters, hunters, collectors and firearms enthusiasts throughout the world have used the company’s products with confidence for 150 years. Backed by a highly experienced engineering staff, the Specialty Services division offers high quality custom manufacturing capabilities to many industrial clients. Smith & Wesson Corp. also manufactures handcuffs, and markets Smith & Wesson branded bicycles, apparel and other products.

For more information, visit the company’s Web sites at:
http://www.saf-t-hammer.com and
http://www.smith-wesson.com